Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES A CONVERTIBLE PREFERRED STOCK
OF
ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

Artemis International Solutions Corporation (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Four Million Ninety Thousand Nine Hundred and Nine (4,090,909) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 4,090,909 shares of Series A Convertible Preferred Stock (the “Preferred Shares”), par value $.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1)           Dividends.  Subject to Sections 8 and 9, the holders of the Preferred Shares shall not be entitled to receive dividends (“Dividends”).

(2)           Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 2.

(a)           Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)            “Approved Consideration” means consideration paid solely and directly to the shareholders of Proha in a Proha Transaction that is less than or equal to the sum of the following:  (i) an equal number of shares of Common Stock of the Company as the Company Shares Acquired and (ii) the number of shares of Common Stock of the Company equal in value to the Net Cash Acquired based on the trailing 20 day average of the closing price of the Company’s Common Stock on the Principal Market.

(ii)           “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to employees, officers or independent directors for services provided to the Company.

(iii)          “AMEX” means the American Stock Exchange.

(iv)          “Bloomberg” means Bloomberg Financial Markets.

(v)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi)          “Calendar Quarter” means each of the following periods:  the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vii)         “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding.  If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Closing Bid Price” being substituted for the term “Closing Sale Price”.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(viii)        “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding.  If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below.  All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(ix)           “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(x)            “Conversion Price” means as of any Conversion Date or other date of determination during the period beginning on the Issuance Date, the Standard Conversion Price.

(xi)           “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xii)          “Excluded Securities” means shares of Common Stock issued or deemed to be issued in accordance with Section 2(f) hereof by the Company:  (i) upon conversion of the Preferred Shares; (ii) upon exercise of the Warrants; (iii) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided, that, such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Issuance Date and such Options or Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date; (iv) pursuant to an Approved Stock Plan; (v) subject to Section 12, issued in connection with any merger or acquisition, (v) issued in connection with a transaction with trade creditors in the ordinary course of business in an amount not to exceed two percent (2%) of the outstanding shares of Common Stock in the aggregate together with all other similar transactions with trade creditors; (vi) to Laurus Master Fund Ltd. (“Laurus”) (A) upon the exercise of certain warrants that are outstanding on the date hereof and held by Laurus to acquire 125,000 shares of Common Stock, (B) to Laurus upon the conversion by Laurus of that certain secured convertible note dated August 14, 2003 between the Company and Laurus as in effect on the date hereof, and (C) upon the exercise of certain warrants to acquire an additional 125,000 shares of Common Stock subject to a restructuring of Laurus indebtedness approved by the Company’s board of directors and the holders of a majority of the Preferred Shares.

(xiii)         “Initial Issuance Date” means June 16, 2004.

(xiv)        “Issuance Date” means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

(xv)         “NYSE” means The New York Stock Exchange, Inc.

(xvi)        “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xvii)       “Permitted Proha Transaction” means a Proha Transaction for Approved Consideration that has been approved by a majority of the Company’s board of directors which majority shall exclude for this purpose any nominee of Proha or director and/or employee of Proha who serves on the Company’s board of directors and that shall not otherwise materially and adversely affect the economic interests of the holders of the Preferred Shares.

(xviii)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other form of legal entity and a government or any department or agency thereof.

(xix)         “Principal Market” means the Nasdaq National Market-Over the Counter Bulletin Board (the “OTCBB”), or if the Common Stock is not traded on the OTCBB, then any of the NYSE, AMEX or the Nasdaq National Market or The Nasdaq SmallCap Market.

(xx)          “Proha Exemption” means the issuance to Proha of $2,000,000 aggregate amount of Common Stock of the Company at a per share price of $2.20 in connection with the paying down of the Artemis Finland, OY indebtedness to the extent that (i) proceeds are paid directly from Proha or (ii) collateral of Proha is used to pay down such indebtedness.

(xxi)         “Proha Transaction” means the acquisition by the Company solely of (i) the number of shares of Common Stock held by Proha, OY (“Proha”) (the “Company Shares Acquired”) and/or (ii) the

cash less any liabilities held directly by Proha (excluding its subsidiaries) (the “Net Cash Acquired”).

(xxii)        “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xxiii)       “SEC” means the Securities and Exchange Commission.

(xxiv)       “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the buyers named therein dated as of the Initial Issuance Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxv)        “Standard Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $2.20, subject to adjustment as provided herein.

(xxvi)       “Stated Value” means $2.20.

(xxvii)      “Warrants” means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

(xxviii)     “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding.  If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common

Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b)           Holder’s Conversion Right.  At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock.  If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)           Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

  Stated Value
Conversion Price

(d)           Mechanics of Conversion.  The conversion of Preferred Shares shall be conducted in the following manner:

(i)            Holder’s Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59:00 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit A or in such other form agreed upon by the Company and the holder thereof (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(vii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 13) (the “Preferred Stock Certificates”).

(ii)           Company’s Response.  Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the

Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice, (the “Share Delivery Date”), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(vii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii)          Dispute Resolution.  In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination.  If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within three (3) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within two (2) Business Days submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant.  The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)          Record Holder.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert.

(A)          Cash Damages.  If (I) within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Preferred Shares or (II) within three (3) Business Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to 1% of the product of (I) the sum of (x) the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion Notice and (y) in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.  If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within three (3) Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.  In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Preferred Shares, and if on or after such Business Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon such conversion that the holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three Business Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(B)           Void Conversion Notice; Adjustment of Standard Conversion Price.  If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder’s Conversion Notice; provided, that, the voiding of a holder’s Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.  Thereafter, the Standard Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Standard Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi)          [Reserved.]

(vii)         Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted.  The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend or a similar legend deemed appropriate by the Company:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(vii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(vii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)           Taxes.  The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f)            Adjustments to Conversion Price.  The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i)            Adjustment of Standard Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding Excluded Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Standard Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Standard Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Standard Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance.  For purposes of determining the adjusted Standard Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)          Issuance of Options.  If the Company in any manner grants or sells any Options (other than options issued pursuant to an Approved Stock Plan) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share.  For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security.  No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Standard Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Standard Conversion Price shall be made by reason of such issue or sale.

(C)           Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options (other than options issued pursuant to an Approved Stock Plan), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Standard Conversion Price in effect at the time of such change shall be adjusted to the Standard Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible

Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Standard Conversion Price then in effect.

(D)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.001.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least a majority of the Preferred Shares then outstanding.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)           Adjustment of Standard Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Standard Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Standard Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii)          Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided, that, no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv)          Preferred Shares Deemed Outstanding.  If during the period beginning on and including the Initial Issuance Date and ending on the date immediately preceding the Issuance Date, the Company entered into, or in accordance with Section 2(f) would have been deemed to have entered into (had such Preferred Shares been outstanding at such time), any Dilutive Issuance, then solely for purposes of determining any adjustment under this Section 2(f) as a result of such Dilutive Issuance or deemed Dilutive Issuance, the Preferred Shares shall be deemed to have been outstanding at the time of each such Dilutive Issuance or deemed Dilutive Issuance.

(v)           Notices.

(A)          Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B)           The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 3(a)), dissolution or liquidation, provided, that, such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C)           The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided, that, such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(3)           Other Rights of Holders.

(a)           Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets in one or more related transactions to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.”  Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets in one or more related transactions to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder and reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding.  Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

(b)           Purchase Rights.  If at any time the Company grants, issues or sells any Options (other than options issued pursuant to an Approved Stock Plan), Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(4)           [Reserved.]

(5)           Reservation of Shares.  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided, that, the number of shares of Common Stock so reserved shall at no time be less than 125% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible.  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be.  In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

(6)           Voting Rights.

(a)           The holder of each Preferred Share shall have the right to one vote for each share of Common Stock into which such Preferred Share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)           From and after the Initial Issuance Date, so long as 25% of the Preferred Shares remain outstanding, the holders of a majority of the Preferred Shares, voting as a separate class, shall be entitled to elect one (1) director of the Company.  Any director who shall have been elected by the holders of the Preferred Shares as provided in the immediately preceding sentence hereof may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of Preferred Shares, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of Preferred Shares represented at the meeting or pursuant to a written consent, except that such director may be removed by an affirmative vote, given either at a special meeting called for such purpose or by written consent, of a majority of the board of directors of the Company solely for an indictment as a result of criminal acts or acts of moral turpitude.  In such a circumstance, the Company shall provide the holders of Preferred Stock with twenty (20) days prior written notice prior to such a vote and the holders of a majority of the Preferred Shares shall have the sole right to designate a replacement for such removed director.  If such a director is cleared of charges that are the subject of the indictment within such twenty (20) day period, the director shall not be removed in accordance with this Section 6(b).  The Company shall take all necessary and requisite action to implement this Section 6(b).

(7)           Liquidation, Dissolution, Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any other class or series of the capital stock of the Company, an amount per Preferred Share equal to the Stated Value for such Preferred Share; provided, that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares, then each holder of Preferred Shares shall receive a pro rata percentage of the Liquidation Funds.  A Change of Control (as defined below) shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.  For purposes of this Certificate of Designation, “Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (C) in the event of a Permitted Proha Transaction, (ii) the sale or transfer of all or substantially all of the Company’s assets in one or more related transactions, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than 50% of the aggregate voting power of the outstanding Common Stock (a “Tender Offer”).

(8)           Preferred Rank.  All shares of Common Stock and other classes of capital stock of the Company shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  For so long as any Preferred Shares are outstanding, the Company shall not declare, set aside or pay any dividends or make any other distribution or payment with respect to any other class or series of capital stock without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding.  The rights of the shares of Common Stock and other classes or series of capital stock of the Company shall be subject to the preferences and relative rights of the Preferred Shares.  In the event of the merger, or consolidation or other business combination of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger, consolidation or other business combination shall result inconsistent therewith.

(9)           Participation.  The holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(10)         Restriction on Redemption and Cash Dividends.  Unless all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding.

(11)         [Reserved.]

(12)         Protective Provisions.

(a)           The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the Preferred Shares then outstanding shall be required for (a) any Change of Control (other than a Tender Offer or a Permitted Proha Transaction), (b) any sale or other disposition of assets in one or more related transactions in an amount in excess of $200,000 or that otherwise is material to the Company, (c) an acquisition of assets or stock in excess of $200,000 or that is otherwise material to the Company other than a Permitted Proha Transaction, (d) a voluntary liquidation, dissolution or winding-up of the Company, (e) the issuance of any equity or debt securities, other than (i) equity securities which are (a) issued and sold to third parties who are not affiliated with the Company for greater than $2.20 (as adjusted for any stock dividend, stock split or other similar transaction) and (b) are pari passu or subordinate to the Preferred Shares in all respects (the “Equity Exclusion”) or (ii) refinancing indebtedness in an amount not to exceed $3.5 million and the terms of such refinancing indebtedness is substantially similar to the existing indebtedness in all material respects (the “Debt Exclusion”) or (iii) Excluded Securities or (iv) in connection with the Proha Exemption (but only to the extent that the underlying transaction is not materially and adversely prejudicial to the holders of the Preferred Shares) (f) the incurrence of any

Indebtedness (as defined in the Securities Purchase Agreement) other than indebtedness allowed pursuant to the Debt Exclusion, (g) the authorization or making of any amendment to this Certificate of Designation or to the Company’s Certificate of Incorporation or bylaws that has a material adverse effect on the Rights of the Holders of the Preferred Shares and (h) entering into any transaction with any affiliate of the Company, which shall for these purposes include, without limitation, any director, officer or 10% stockholder (individually or as part of a group).

Notwithstanding the foregoing, with respect to any transaction contemplated pursuant to clauses (a) (other than a Tender Offer or Permitted Proha Transaction) or (d) above in which the sole consideration to be paid to stockholders of the Company is cash (each, a “Liquidity Event”), the consent of the holders of a majority of the Preferred Shares shall not be required to the extent the Investment Return Threshold (as defined below) shall be achieved by each holder of Preferred Shares in accordance with Section 12(b) below.

(b)           (i)            At least fifteen (15) Business Days prior to a contemplated Liquidity Event, the Company shall provide each holder of Preferred Shares with a notice in accordance with Section 9(f) of the Securities Purchase Agreement (the “Liquidity Notice”), describing in reasonable detail the material terms of the proposed Liquidity Event, including the contemplated closing date and the cash consideration that each holder shall receive in connection with such Liquidity Event.

(ii)           Upon receipt of the Liquidity Notice, each holder shall perform a calculation of the internal rate of return on its investment in the Preferred Shares, calculated from the Initial Issuance Date through and including the contemplated closing date of the Liquidity Event (as provided for in the Liquidity Notice).  In the event that such internal rate of return (calculated in accordance with the immediately preceding sentence) shall equal or exceed 50% (the “Investment Return Threshold”) for each holder of Preferred Shares as calculated in accordance with the formula set forth on Annex A, then the Liquidity Event shall not require approval of the holders of the Preferred Shares pursuant to Section 12(a) above.  However, to the extent that the Investment Return Threshold is not achieved for each such holder, then the prior written approval of a majority of the holders of Preferred Shares shall be required in order for the Company to consummate such Liquidity Event.  Each holder of Preferred Shares shall notify the Company in writing within ten (10) Business Days of their receipt of a Liquidity Notice as to whether or not the Investment Return Threshold will be achieved in connection with the proposed Liquidity Event.

(13)         Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(14)         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15)         Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(16)         Failure or Indulgence Not Waiver.  No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17)         Notice.  Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided, that, if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”).

(18)         Transfer of Preferred Shares.  A holder of Preferred Shares may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company; provided, that, such assignment is in compliance with applicable securities laws.

(19)         Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(20)         Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the Principal Market and the DGCL.  This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Patrick Ternier, its Chief Executive Officer, as of the 16th day of June, 2004.

ARTEMIS INTERNATIONAL
SOLUTIONS CORPORATION

By:
Name: Patrick Ternier
Title: Chief Executive Officer

EXHIBIT A

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Artemis International Solutions Corporation (the “Certificate of Designations”).  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Artemis International Solutions Corporation, a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Co. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated June ___, 2004 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Co.

ARTEMIS INTERNATIONAL SOLUTIONS CORPORATION

By:

Name:
Title:

ANNEX A

The Investment Return Threshold shall be equal to $2.20 x (1.0343661)m, where m = the number of months that has elapsed from the date hereof.